Exhibit 99.1

Louisiana-Pacific Corporation Announces Receipt of Noteholder Consents,

Closing of Debt Offering, Early Settlement of Tender Offer and

Consent Solicitation and Call for Redemption

NASHVILLE, Tenn. – May 21, 2012 – Louisiana-Pacific Corporation (“LP”) (NYSE:LPX) today announced the early tender results for its previously announced offer to purchase and solicitation of consents for its 13% Senior Secured Notes due 2017 (the “2017 Notes”). As of 5:00 p.m., New York City time, on May 18, 2012 (the “Consent Deadline”), holders of approximately $233.8 million, or 95.92% of the outstanding principal amount, of the 2017 Notes had validly tendered their 2017 Notes for purchase by LP and validly delivered their consents to amend the indenture governing the 2017 Notes and the related intercreditor agreement.

LP also announced the completion of its previously announced offering of $350.0 million in aggregate principal amount of its 7.500% Senior Notes due 2020 (the “2020 Notes”). The issuance and sale of the 2020 Notes generated net proceeds of approximately $342.0 million, after deducting discounts and commissions and payment of related transaction expenses. LP intends to use the net proceeds of the offering of the 2020 Notes to repurchase, redeem or otherwise retire all of its outstanding the 2017 Notes, to pay related transaction costs and for other general corporate purposes. The completion of the offering of the 2020 Notes satisfied the financing condition for LP’s previously announced cash tender offer and consent solicitation with respect to any and all of the outstanding 2017 Notes.

In addition, LP announced that it has accepted for purchase and paid for all 2017 Notes validly tendered at or before the Consent Deadline, and that it has delivered an irrevocable notice of redemption for the redemption of all 2017 Notes not validly tendered at or before the Consent Deadline for redemption on June 20, 2012.

LP’s tender offer and consent solicitation are subject to the terms and conditions set forth in LP’s Offer to Purchase and Consent Solicitation Statement, dated May 7, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal and Consent (the “Letter of Transmittal”). The tender offer will expire at 12:00 midnight, New York City time, on June 4, 2012 (the “Expiration Time”), unless extended or earlier terminated. Following the Consent Deadline, tendered 2017 Notes may not be withdrawn and the related consents delivered may not be revoked, except as required by law. No consents delivered after the Consent Deadline will be accepted or paid for, and holders of 2017 Notes tendered after the Consent Deadline but prior to the Expiration Time will be entitled to receive the tender offer consideration of $956.17 per $1,000 principal amount of 2017 Notes at maturity but will not be entitled to receive any consent payment.

This news release is neither an offer to purchase nor a solicitation of an offer to sell the 2017 Notes and does not set forth all the terms and conditions of the tender offer and consent solicitation. Holders of 2017 Notes should carefully read LP’s Offer to Purchase and Letter of Transmittal for a complete description of all terms and conditions before any decision is made with respect to the tender offer and consent solicitation. LP does not make any recommendation as to whether or not any holder should tender 2017 Notes. Additional information concerning the terms of the tender offer and consent solicitation, the procedure for tendering 2017 Notes and the conditions to the tender offer and consent solicitation may be obtained by calling Goldman,

Sachs & Co. by calling (800) 828-3182. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from Global Bondholder Services Corporation, at 65 Broadway – Suite 404, New York, New York 10006, (866) 470-3800.

This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

This press release contains statements concerning LP that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following statements are or may constitute forward-looking statements: (1) statements preceded by, followed by or that include words like “may,” “will,” “could,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “potential,” “continue” or “future” or the negative or other variations thereof and (2) other statements regarding matters that are not historical facts. The matters addressed in these statements are subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, changes in general economic conditions; changes in the cost and availability of capital; changes in the level of home construction activity; changes in competitive conditions and prices for our products; changes in the relationship between supply of and demand for building products; changes in the relationship between supply of and demand for raw materials, including wood fiber and resins, used in manufacturing our products; changes in the cost of and availability of energy, primarily natural gas, electricity and diesel fuel; changes in other significant operating expenses; changes in exchange rates between the U.S. dollar and other currencies, particularly the Canadian dollar, Australian dollar, EURO, Brazilian real and the Chilean peso; changes in general and industry-specific environmental laws and regulations; changes in tax laws, and interpretations thereof; changes in circumstances giving rise to environmental liabilities or expenditures; the resolution of existing and future product-related litigation and other legal proceedings; and acts of public authorities, war, civil unrest, natural disasters, fire, floods, earthquakes, inclement weather and other matters beyond our control. These and other factors that could cause or contribute to actual results differing materially from those contemplated by such forward-looking statements are discussed in greater detail in LP’s Securities and Exchange Commission filings.

About LP

Louisiana-Pacific Corporation is a leading manufacturer of quality engineered wood building materials including OSB, structural framing products, and exterior siding for use in residential, industrial and light commercial construction. From manufacturing facilities in the U.S., Canada, Chile and Brazil, LP products are sold to builders and homeowners through building materials distributors and dealers and retail home centers. Founded in 1973, LP is headquartered in Nashville, Tennessee and traded on the New York Stock Exchange under LPX.

Source: Louisiana-Pacific Corporation

Louisiana-Pacific Corporation

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Mary Cohn, 615-986-5886

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Investor Relations:

Becky Barckley, 615-986-5600

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Mike Kinney, 615-986-5600